                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
=====================

CONTACT: R. Bruce Andrews               Mark L. Desmond
         President & CEO                Senior Vice President
         (949) 718-4400                 (949) 718-4400


                      NATIONWIDE REPORTS 8.5% FFO INCREASE
                      ------------------------------------

                           AND 7.1% DIVIDEND INCREASE
                           --------------------------

(NEWPORT BEACH, California, January 25, 1999)...Nationwide Health Properties, Inc. (NYSE:NHP) announced today results of its operations for the fourth quarter and year ending December 31, 1998. Revenues and earnings set records levels.

    Funds from operations, the most important measurement of a REIT's financial performance, for 1998 increased 8.5% on a diluted per share basis to $96,725,000, or $2.05 per share, compared with $85,292,000, or $1.89 per share.
Net income available to common stockholders was $62,071,000, or $1.39 per share compared with $61,855,000, or $1.47 per share for 1997. Included in net income for 1998 was a gain on sale of facilities of $2,321,000, or $.05 per share, and a provision for reduced value of certain assets of $5,000,000, or $.11 per share. Included in net income for 1997 was a gain on sale of facility of $829,000 or $.02 per share. Revenues for 1998 increased 23% to $142,584,000 versus $115,705,000 during 1997.

     The $5,000,000 provision for reduced value of assets relates to the Company's investment in three physician clinics and outpatient buildings. The company for whom the clinics were constructed and leased to declared bankruptcy and efforts are currently underway to lease or sell these properties to other parties. The Company's expectation is that it will not realize the full $13 million cost of these assets and an estimated provision was accordingly provided.

     For the fourth quarter of 1998, funds from operations increased to $.52 per share on a diluted basis versus $.49 for the fourth quarter of 1997. Net income available to common stockholders was $11,467,000, or $.25 per share, after the write-down as discussed above. Revenues increased 16% to $38,310,000 compared to fourth quarter a year ago.

     "The Company's financial performance was the strongest percentage increase in funds from operations since 1993," said R. Bruce Andrews, President and Chief Executive Officer. "Even though debt and equity markets for real estate companies were very poor during 1998, the Company still increased its portfolio of investments by $263 million. These investments coupled with the internal growth in the Company's portfolio produced the strong financial results and the funds to provide the Shareholders with the increase in the common dividend."

     The Company also reported that on January 22, 1999 its Board of Directors declared a common dividend of $.45 per share of common stock which will be payable on March 5, 1999 to common stockholders of record on February 12, 1999. This represents a 7.1% increase over the 1998 dividend. As a result, the current annualized common dividend would be $1.80.

     The Company also reported that on January 22, 1999, its Board of Directors declared a regular quarterly preferred dividend of $1.91925 per share of preferred stock which will be payable on March 31, 1999 to preferred stockholders of record on March 1, 1999.

     Nationwide Health Properties, Inc. is a real estate investment trust that invests in health care facilities. The Company has investments in 347 facilities in 34 states.

                      NATIONWIDE HEALTH PROPERTIES, INC.

                             RESULTS OF OPERATIONS

                    (In thousands except per share amounts)

                                                    Three Months Ended             Twelve Months Ended
                                                       December 31,                    December 31,
                                                   ---------------------         ----------------------
                                                     1998          1997            1998          1997
                                                   -------       -------         --------      --------
Revenues                                           $38,310       $32,909         $142,584      $115,705
                                                   =======       =======         ========      ========

Net income before gain on sale of facilities       $13,386       $17,606           67,427        62,988
Gain on sale of facilities                            ---           ---             2,321           829
                                                   -------       -------         --------      --------
Net income                                          13,386        17,606           69,748        63,817
Preferred stock dividends                           (1,919)       (1,919)          (7,677)       (1,962)
                                                   -------       -------         --------      --------
Net income available to common stockholders        $11,467       $15,687          $62,071       $61,855
                                                   =======       =======          =======       =======

Funds from operations ("FFO") available
  to common stockholders                           $24,408       $21,511          $92,726       $80,851
                                                   =======       =======          =======       =======

Diluted FFO available to common stockholders       $25,394       $22,619          $96,725       $85,292
                                                   =======       =======          =======       =======

Per share amounts:

Basic/diluted earnings from continuing operations
  available to common stockholders                 $  0.25       $  0.36          $  1.34       $  1.45
                                                   =======       =======          =======       =======

Basic/diluted net income available to
  common stockholders                              $  0.25       $  0.36          $  1.39       $  1.47
                                                   =======       =======          =======       =======

Basic funds from operations                        $  0.53       $  0.50          $  2.08       $  1.92
                                                   =======       =======          =======       =======

Diluted funds from operations                      $  0.52       $  0.49          $  2.05       $  1.89
                                                   =======       =======          =======       =======

Weighted average shares outstanding                 46,206        43,128           44,637        42,164
                                                   =======       =======          =======       =======

Weighted average shares for diluted FFO             48,774        46,021           47,275        45,057
                                                   =======       =======          =======       =======